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                              AMENDED AND RESTATED
                         INVESTMENT MANAGEMENT AGREEMENT

     This Amended and Restated Investment Management Agreement ("Agreement") is made by and between HL Investment Advisors, LLC, a Connecticut corporation (the "Manager") and Hartford Series Fund, Inc., a Maryland corporation (the "Company") whereby HL Advisors will act as investment manager to each series of the Company as listed on Attachment A (each a "Portfolio" and together the "Portfolios") and any future series as agreed to between HL Advisors and the Company.

                                   WITNESSETH:

     WHEREAS, the Company and the Manager wish to enter into an Agreement setting forth the services to be performed by the Manager for each Portfolio of the Company as listed on Attachment A and the terms and conditions under which such services will be performed.

     NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto agree as follows:

     1. The Company hereby employs the Manager to serve as investment advisor to each Portfolio. Subject to the supervision and control of the Company's Board of Directors, the Manager will provide investment management supervision to each Portfolio, as hereinafter generally described, in accordance with each Portfolio's investment objectives, investment policies and investment restrictions as they shall exist from time to time. The Manager shall:

     (a) Engage, subject to consultation with the Company's Board of Directors, the services of one or more firms to serve as sub-investment advisor to each Portfolio (the "Sub-Investment Advisor").

     (b) Review from time to time the investment policies and restrictions of each Portfolio in light of each Portfolio's performance and otherwise and, if the Manager concludes after consultation with each Portfolio's Sub-Investment Advisor that any changes therein are appropriate, recommend any such changes to the Company's Board of Directors for their consideration.

     (c) Supervise the investment program prepared for each Portfolio by the Sub-Investment Advisor and submitted to the Manager as well as any changes therein.

     (d) Monitor on a continuing basis the performance of each Portfolio's portfolio securities.

     (e) Arrange for the provision of such economic and statistical data relating to each Portfolio and its portfolio as the Manager shall determine or as may be requested by the Company's Board of Directors.

     (f) Provide the Company's Board of Directors with such information concerning important economic and political developments as the Manager shall deem appropriate or as shall be requested by the Company's Board of Directors.

     2. As compensation for the services rendered by the Manager, each Portfolio shall pay to the Manager as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly, as shown on Attachment B attached hereto.

     In the event it is necessary to calculate the fee for a period of time which is less than a month, then the fee shall be (i) calculated at the annual rates provided above but prorated for the number of days elapsed in the month in question as a percentage of the total number of days in such month, (ii) based upon the average of each Portfolio's daily net asset value on the close of business for the period in question, and (iii) paid within a reasonable time after the close of such period.

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     3.   The Manager will pay and will be solely responsible for the payment of the fees of the Sub-Investment Advisor for the performance of its services.

     4. The Manager shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security as long as the Manager shall have acted in good faith and with due care; provided, however, that the Manger shall be liable for its willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

     5. (a) This Agreement shall become effective as of August 28, 2002. This Agreement, unless sooner terminated in accordance with 5(b) below, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of a majority of the members of the Board of Directors of the Company or by a vote of a majority of the outstanding voting securities of each Portfolio, and (2) in either event, by the vote of a majority of the members of the Company's Board of Directors who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the Agreement.

          (b) This Agreement (1) may be terminated at any time without the payment of any penalty either by a vote of the majority of the members of the Board of Directors of the Company or by a vote of a majority of each Portfolio's outstanding voting securities, on sixty days prior written notice to the Manager; (2) shall immediately terminate in the event of its assignment and (3) may be terminated by the Manager on sixty days prior written notice to the Company, but such termination will not be effective until the Company has contracted with one or more persons to serve as a successor Manager for each Portfolio and such person(s) shall have assumed such position.

          (c) As used in this Agreement, the terms "assignment", "interested person" and "vote of a majority of each Portfolio's outstanding voting securities" shall have the meanings set forth for such terms in the Investment Company Act of 1940, as amended.

          (d) Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party to this Agreement to whom such notice is to be given at such party's current address.

     6. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Manager to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

     7. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 28th day of August, 2002.

                                                HARTFORD SERIES FUND, INC.

                                                By:/s/ David M. Znamierowski
                                                   -----------------------------
                                                         David M. Znamierowski
                                                         President

                                                HL INVESTMENT ADVISORS, LLC

                                                By:/s/ David M. Znamierowski
                                                   -----------------------------
                                                         David M. Znamierowski

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                                                         Senior Vice President

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                                  ATTACHMENT A

The following series of the Hartford Series Fund, Inc. are made a part of this agreement:

          Hartford Advisers HLS Fund
          Hartford Capital Appreciation HLS Fund
          Hartford Dividend and Growth HLS Fund
          Hartford Global Advisers HLS Fund
          Hartford International Opportunities HLS Fund
          Hartford MidCap HLS Fund
          Hartford Small Company HLS Fund
          Hartford Stock HLS Fund

Dated: August 28, 2002

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                                  ATTACHMENT B

The advisory fee shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the
Portfolio:

STOCK HLS FUND

                NET ASSET VALUE                   ANNUAL RATE
                First $250,000,000                  0.325%
                Next $250,000,000                   0.300%
                Next $500,000,000                   0.275%
                Amount Over $1 Billion              0.250%

ADVISERS HLS FUND, CAPITAL APPRECIATION HLS FUND, DIVIDEND AND GROWTH HLS FUND, GLOBAL ADVISERS HLS FUND, INTERNATIONAL OPPORTUNITIES HLS FUND, MIDCAP HLS FUND, AND SMALL COMPANY HLS FUND

                NET ASSET VALUE                   ANNUAL RATE
                First $250,000,000                  0.575%
                Next $250,000,000                   0.525%
                Next $500,000,000                   0.475%
                Amount Over $1 Billion              0.425%

Dated: August 28, 2002